EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Warburg Central Garden & Pet 925.948.3686

CENTRAL GARDEN & PET PURCHASES MAJORITY EQUITY INTEREST IN

TECH PAC, L.L.C.

WALNUT CREEK, CALIFORNIA, March 13, 2006 - Central Garden & Pet Company (NASDAQ: CENT) announced today that it increased its equity interest in Tech Pac, L.L.C. from 20% to 80%.

Tech Pac is a leading supplier of insect control branded products in the lawn and garden market place. Tech Pac’s leading brands include Sevin®, a broad-based insecticide, Over’nOut!® for fire ant control and RooTone a leading root stimulant for the gardening enthusiast.

“Our increased investment in Tech Pac strengthens our portfolio of leading lawn & garden control brands,” commented Glenn Novotny, President and Chief Executive Officer of Central Garden &Pet. “The majority interest enables us to increase the awareness of both the Sevin, Over’nOut! and RooTone brands and our access to next generation active ingredient technologies to develop and introduce new control products with superior efficacy.”

In addition to Sevin and Over’nOut!, Central’s portfolio of leading brands of lawn & garden control products include Amdro for fire ant, household and garden ant control; Grants for household and garden ant control; and Eliminator for weed and grass control manufactured exclusively for Wal*Mart.

In February 2005, Central, acquired Gulfstream Home & Garden, Inc. and it’s 20% interest in Tech Pac. Gulfstream Home & Garden is the exclusive marketer of products supplied by Tech Pac L.L.C. As a result of the transaction announced today, Central’s interest in Tech Pac is increased to 80%. Terms for the purchase of the additional 60% interest were not disclosed, but are within Central’s stated acquisition criteria of 5-to-7 times trailing twelve months operating income. The transaction is expected to add approximately 2 cents per fully diluted share to fiscal 2006 results.

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the pet and lawn and garden supplies markets. Our pet products include pet bird and small animal food, aquarium products, flea, tick, mosquito and other pest control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee, SuperPet, All-Glass Aquarium, Oceanic, Kent Marine, Energy Savers Unlimited, Zodiac, Pre-Strike, Altosid, Nylabone, TFH, Four Paws, Interpet, Breeder’s Choice and Farnam. Our lawn and garden products include grass seed, wild bird food, weed and insect control products, and decorative outdoor patio products. These products are sold under a number of brand names, including Pennington, Norcal Pottery, New England Pottery, GKI/Bethlehem Lighting, Lilly Miller, Matthews Four Seasons, Cedar Works, AMDRO, Grant’s, Sevin and Over’n Out. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.central.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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